Exhibit 4.5

MacDONALD, DETTWILER AND ASSOCIATES LTD.

2013 LONG TERM INCENTIVE PLAN

1.	Purpose of the 2013 Plan

The purpose of the 2013 Long Term Incentive Plan (“2013 Plan”) is to advance the interests of MacDonald, Dettwiler and Associates Ltd. (“MDA” or “Company”) and its shareholders by enabling MDA and other Participating Companies (as defined below) to attract and retain highly talented employees who are in a position to make significant contributions to the success of MDA, to reward them for their contributions to the success of MDA, and to encourage them to increase their proprietary interest in MDA and their personal interest in its continued success and progress.

This 2013 Plan provides for the award of the right to earn Appreciation Units (as herein defined).

2.	Definitions

For the purposes of this 2013 Plan and related documents, the following definitions apply:

“2013 Plan” means this 2013 Long Term Incentive Plan, as amended from time to time.

“Act” means the Canada Business Corporations Act, as amended.

“Appreciation Unit” means an appreciation unit granted to a Grantee pursuant to Section 7 of this 2013 Plan.

“AU Account” means the account established on the books of the Company in respect of a Grantee pursuant to Section 7(a) of this 2013 Plan.

“AU Value” with respect to any exercise of a Appreciation Unit means the positive difference between the average of the Fair Market Value of a Share for the five Business Days up to and including the Exercise Date less the Base Price for the Appreciation Unit being exercised.

“Award” means the grant to a Grantee of a specified number of Appreciation Units subject to the terms of this 2013 Plan.

“Award Agreement” means the 2013 Long Term Incentive Plan Award Agreement or other written agreement between MDA and a Grantee that evidences and sets out the terms and conditions of an Award.

“Base Price” for an Appreciation Unit means the Fair Market Value of a Share on the Date of Grant, less the dollar value of any extraordinary dividend paid by MDA on the Shares. For the purposes hereof an extraordinary dividend shall not include any regular dividend of MDA.

“Black-Out Period” means the period during which a restriction is imposed by the Company on all or any of its directors, officers, insiders or persons in a special relationship whereby they are to refrain from trading in the Company’s securities until the restriction has been lifted by the Company.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which both the Stock Exchange and banks in Vancouver, British Columbia are open for business.

“Committee” means a committee of the Board designated from time to time by resolution of the Board, which committee shall consist of no fewer than two members of the Board, none of whom shall be an officer or other salaried employee of any Participating Company.

“Company” or “MDA” means MacDonald, Dettwiler and Associates Ltd., a corporation governed by the laws of Canada or any successor thereof.

“Date of Grant” means the day on which an Award is made under this 2013 Plan.

“Deductions” has the meaning set forth in Section 7(d) of this 2013 Plan.

“Employee” with respect to a Participating Company means an individual who is considered an employee of the Participating Company as defined under the Income Tax Act, (Canada) as amended, or the applicable taxation legislation in the jurisdiction of the Participating Company.

“Exercise Date” means the date on which the Company has received Notice from the Grantee of the exercise of any Appreciation Unit.

“Fair Market Value of a Share” means the closing sale price of the Shares on the Stock Exchange, or, if that measure of price is not available, in a national market system for securities on the date or dates as provided hereunder. In the event that the Shares are not listed on any such market or national securities or stock exchange, a valuation of the fair market value of a Share on such date shall be made by the Board in its sole discretion.

“Grantee” means an Employee who receives an Award or holds an Appreciation Unit under this 2013 Plan.

“Initial Appreciation Unit” means the Appreciation Unit awarded with a Date of Grant of December 1, 2012.

“Insider” means:

(a)	an insider as defined under Section 1(12) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or Senior Officer of a Subsidiary; and

(b)	an associate, as defined under Section 1(1) of the Securities Act (Ontario), of any person who is an insider by virtue of subparagraph (a).

“Maturity Date” for the Initial Appreciation Units means midnight on November 30, 2017, and for any other Appreciation Units granted hereunder means midnight on the Business Day that is five years after the Date of Grant of those Appreciation Units; provided however that if a Maturity Date falls within a Black-Out Period, the Maturity Date will be extended by 10 Business Days after the expiration of the Black-Out Period.

“Notice” means notice in writing sent by mail, personal delivery or recorded electronic method of transmission as provided by the Company or a Grantee.

“Participating Company” means the Company and any Subsidiary of the Company.

“Person” shall mean an individual, corporation, partnership, association or other person or entity, or any group of two or more of the foregoing that have agreed to act together.

“Plan Adoption Date” means November 2, 2012.

“Securities Laws” means all applicable laws, rules, regulations, orders, and published policies relating in full or in part to trading in securities, to the extent legally enforceable in any jurisdiction in which a Grantee is resident and receives an Award.

“Security-Based Compensation Arrangement” means an option, option plan, employee share purchase plan, long-term incentive plan, phantom unit plan or any other compensation or incentive mechanism pursuant to which Shares from treasury are being issued to one or more directors, officers or employees of the Company or any Participating Company or current or past full-time or part-time employees of the Company or any Participating Company.

“Senior Officer” means any one of the President, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer.

“Shares” means common shares in the capital of the Company.

“Stock Exchange” means the Toronto Stock Exchange.

“Stock Option Plan” means the stock option plan of the Company dated December, 1999

“Subsidiary” has the meaning specified in the Act.

“Terminating Transaction” means any of the following events: (a) the dissolution or liquidation of the Company; (b) a reorganization, merger, amalgamation, arrangement, consolidation or business combination of the Company with one or more other Persons as a result of which the Company goes out of existence or becomes a Subsidiary of a corporation other than a Participating Company immediately prior to such event or there has otherwise been an acquisition of control of the Company (within the meaning of the Income Tax Act (Canada)) by a Person other than a Participating Company immediately prior to such event or (c) a sale of all or substantially all of the Company’s assets to a Person or entity other than a Person that was a Participating Company immediately prior to such event; or (d) a sale to one Person (or two or more Persons acting in concert), other than to a Participating Company immediately prior to such event, of equity securities of the Company resulting in such Person or Persons holding Shares representing at least eighty percent (80%) or more of the aggregate voting power of all outstanding equity securities of the Company. For the purposes of (c), a sale of all or substantially all of the Company’s assets means a sale determined as a sale of all or substantially all of the Company’s assets by the Board, for the purpose and with specific reference to this 2013 Plan.

“Total Disability” means permanent and total disability as determined in the sole discretion of the Board.

“U.S. Taxpayer” means a Grantee who is a U.S. Citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code whose award of Appreciation Units under this 2013 Plan would be subject to U.S. taxation under the Code. Such Grantee shall be considered a U.S. Taxpayer solely with respect to such awards.

3.	Administration of 2013 Plan

(a)	Administration by Board. This 2013 Plan shall be administered by the Board. The Board shall have authority, not inconsistent with the express provisions of this 2013 Plan, to:

(i)	grant Awards of Appreciation Units to such eligible Employees as the Board may select on recommendation of the President and Chief Executive Officer;

(ii)	determine the timing of Awards and the number of Appreciation Units, subject to each Award;

(iii)	determine the terms and conditions of each Award, including the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of an Award;

(iv)	adopt such rules and regulations as the Board may deem necessary or appropriate to carry out the purposes of this 2013 Plan; and

(v)	interpret the provisions of this 2013 Plan and of any Awards made hereunder and decide any questions and settle all controversies and disputes that may arise in connection therewith.

All decisions, determinations, interpretations or other actions by the Board with respect to this 2013 Plan and any Awards shall be final, conclusive and binding on all Persons, including the Company, Participating Companies and Grantees and their respective legal representatives, their successors in interest and permitted assigns and upon all other Persons claiming by, through, under or against any of them.

(b)	Administration and delegation by Committee. Subject to the Act but otherwise in its sole discretion, the Board may delegate some of its powers with respect to this 2013 Plan to a Committee (in which case references to the Board in this 2013 Plan shall be deemed to refer to the Committee, where appropriate) except for the authority to make Awards under this 2013 Plan, unless such delegation is qualified. The delegated authority shall include the power to:

(i)	determine the timing of Awards, and

(ii)	determine the terms and conditions of each Award, including the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting or forfeiture of an Award.

4.	2013 Plan

(a)	Aggregate Awards. An aggregate 1,720,000 Appreciation Units may be granted under all Awards as Appreciation Units. Any additional Appreciation Units granted hereunder will be as determined by the Board or the Committee. For greater certainty, the number of Appreciation Units to which a particular Grantee is entitled shall be fixed on or prior to the Date of Grant and be specified in the Award Agreement.

(b)	Reservation of Shares. In the aggregate 800,000 Shares will be reserved for issuance under this 2013 Plan together with Shares to be issued under the 2012 Long-Term Incentive Plan, the 2014 Long-Term Incentive Plan and the 2015 Long-Term Incentive Plan. If any increased Appreciation Units determined by the Board pursuant to Section 4(a) may be satisfied by the issuance of Shares from treasury any such increase shall be subject to the prior approval of the Stock Exchange and shareholders.

(c)	Limitation of Awards. Any Award of Appreciation Units shall be subject to the following limits if the Company shall determine to issue Shares from treasury to satisfy the payment of any Appreciation Units:

(i)	the aggregate number of Shares reserved for issuance upon the exercise of all Appreciation Units granted under this 2013 Plan, and any appreciation units or deferred share units granted under any other Security-Based Compensation Arrangement of the Company, shall not exceed 10% of the issued and outstanding Shares;

(ii)	the aggregate number of Shares issuable to Insiders under this 2013 Plan, and under any other Security-Based Compensation Arrangement of the Company, cannot at any time exceed 10% of the issued and outstanding Shares; and

(iii)	the aggregate number of Shares issued to Insiders under this 2013 Plan, and under any other Security-Based Compensation Arrangement of the Company within a one-year period, cannot exceed 10% of the issued and outstanding Shares.

No Appreciation Awards shall be issued to any director of a Participating Company who is not an Employee.

(d)	Changes in Capital. In the event of a stock dividend, share split or combination of Shares, exchange of securities, distribution payable in Shares, recapitalization or other change in MDA’s capital stock, the number and kind of securities subject to grants or conversions then outstanding or subsequently awarded under this 2013 Plan, the maximum number of Appreciation Units under this 2013 Plan, and other relevant provisions shall be appropriately adjusted by the Board, so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event.

5.	Effective Date

This 2013 Plan shall be effective as of the Plan Adoption Date.

6.	Awards under the 2013 Plan

Each Grantee under this 2013 Plan will be granted an Award, which will specify the number of Appreciation Units granted under this 2013 Plan and the Base Price.

7.	Terms of Appreciation Units

(a)	The Company shall establish an AU Account on its books in respect of each Grantee in order to record the number of Appreciation Units granted or awarded to a Grantee on the grant thereof pursuant to an Award.

(b)	Subject to Section 10 below the Initial Appreciation Units will vest in the amount of one-third ( 1⁄3) of the Award on December 1, 2013 and, thereafter, to the amount of an additional one-third ( 1⁄3) of the Award on each of December 1, 2014 and December 1, 2015 with respect to the Initial Appreciation Units; and all other Appreciation Units granted or awarded will vest in the amount of one-third ( 1⁄3) of the Award on the first anniversary of the Date of Grant and, thereafter, to the amount of an additional one-third ( 1⁄3) of the Award on the second and third anniversary of the Date of Grant.

(c)	The Appreciation Units in a Grantee’s AU Account shall mature on their respective Maturity Dates.

(d)	Notwithstanding the vesting of any Appreciation Units, subject to Section 10, a Grantee may not surrender any Appreciation Units to the Company prior to such vesting but may surrender at any time after the Appreciation Units have vested and from time to time thereafter, on Notice to the Corporate Secretary of the Company all or part of the vested Appreciation Units held in the Grantee’s AU Account on the Exercise Date. Upon surrender of the Appreciation Units, by Notice to the Company, the Company shall pay to the Grantee, based on surrender to the Company of the Appreciation Units as provided in the Notice, and as soon as administratively possible after the Exercise Date, an amount equal to the AU Value at the Exercise Date multiplied by the number of Appreciation Units being surrendered, less all statutory deductions. The full amount of any federal, provincial, state and/or withholding and other employment taxes (the “Deductions”) applicable as a result of an exercise shall be paid by the Grantee by cheque to the Company or by the Company from any withholding on exercise.

(e)	All Appreciation Units must be exercised on or before the Maturity Date thereof and if not so exercised shall terminate and have no further value.

(f)

The Company, at its sole discretion, may, as determined by the Company in its discretion (i) deliver to any Grantee surrendering Appreciation Units, other than a U.S. Taxpayer, Shares representing the net value of the Appreciation Units exercised (based on the value delivered pursuant to Section 7(d) less any Deductions) which will be satisfied by Shares purchased in the open market or (ii) issue from treasury and deliver to any Grantee surrendering Appreciation Units, other than a U.S. Taxpayer, Shares equal to the AU Value at the Exercise Date of the Appreciation

Units being surrendered divided by the Fair Market Value of a Share on the Exercise Date, and in the event of the issue of Shares from treasury, the Grantee shall forthwith deliver to the Company payment in cash for all Deductions payable with respect to the exercise of the Appreciation Units. Until the share certificates representing such Shares have been delivered by the Company, the Grantee shall have no right to vote or receive dividends on or exercise any other rights as a shareholder, with respect to Appreciation Units notwithstanding the exercise of the Appreciation Unit. The Shares may be purchased in the open market or subject as hereinafter provided, issued from treasury. If the Company shall determine to issue Shares from treasury, such issuance shall be subject to the prior approval of the Stock Exchange and the shareholders of the Company.

8.	Award Agreements

Each Award pursuant to this 2013 Plan shall be evidenced by an Award Agreement, to be executed by the Company and by the Grantee, containing terms and conditions not inconsistent with the terms and conditions of this 2013 Plan.

9.	Discretionary Awards

Awards may be made under this 2013 Plan to any Employee of any Participating Company as the Board or the Committee shall determine and designate from time to time. The Board may set limits on the number of Appreciation Units that may be granted to any Person or class of Persons. The grant of any Award or Appreciation Units is solely at the discretion of the Company and the grant of any Award or Appreciation Units in any one year to any particular Grantee does not entitle that Grantee to any grant of any award, appreciation units, options, share appreciation rights or any similar instruments under this 2013 Plan or any other plan established by the Company and issued or awarded from time to time.

10.	Additional Vesting and Termination

(a)	Discretionary Accelerations, etc. Notwithstanding any other term of this 2013 Plan, the Board may, in its sole discretion, accelerate the time at which all or any part of any Appreciation Units may be exercised.

(b)

Termination of Employment or Officership. In the event of termination of employment of a Grantee with a Participating Company for any reason other than for “cause” (pursuant to Section 11 below) or by reason of death or Total Disability, except as may be provided in any Award Agreement all Appreciation Units under this 2013 Plan which have vested be deemed to have matured (i) on the day after Notice of termination of such position(s) is given; or (ii) if the termination of employment is by the Participating Company, and a period of notice is given during which the Grantee is required to work, the day at the end of that period or the last day of work, whichever occurs first. For administrative purposes, a Grantee who provides Notice of termination has thirty days from date of the Notice of termination date to exercise any Appreciation Units that have vested. For the purposes hereof if a Grantee shall cease to be an Employee and shall be an independent contractor, all Appreciation Units which have vested shall be deemed to have matured on the date that the Grantee shall cease to be an Employee. A Grantee who is an Employee of a Participating Company shall be deemed to have incurred a termination and been given notice of termination for purposes of this Section 10(b) if such Participating Company ceases to be a Participating Company, unless such Grantee is an Employee, officer or director of any other Participating Company. Any Appreciation Units which have not vested at the time of any termination of employment or upon a Grantee ceasing to be an Employee as provided herein shall cease and be cancelled upon the date of that termination.

(c)	Rights in the Event of Death. In the event that the employment of a Grantee with a Participating Company is terminated by reason of death, all Appreciation Units shall continue to be held under the terms of this 2013 Plan as if the Grantee had not died, and the legal representative of the Grantee shall be deemed to be an Employee for the purposes of this 2013 Plan.

(d)	Rights in the Event of Total Disability. In the event that the employment of a Grantee with a Participating Company is terminated by reason of Total Disability of the Grantee, all Appreciation Units under this 2013 Plan shall continue as if the Grantee had not become disabled and the Grantee shall be deemed to be an Employee for the purposes of this 2013 Plan.

(e)	Leave of Absence. An approved leave of absence shall not constitute a termination of employment under the Plan. An approved leave of absence shall mean an absence approved by a Participating Company, pursuant to a policy or otherwise for military leave, sick leave, or other bona fide leave, for such period as approved by the Participating Company and a leave as requested by a Participating Company and approved by the President and Chief Executive Officer. During an approved leave of absence in excess of ninety (90) days, all vesting of any Appreciation Units shall be suspended and shall commence upon the Grantee recommencing employment. If the Grantee shall not recommence employment upon expiry of the approved leave of absence, the Award held by the Grantee will terminate and the Appreciation Units thereunder which have vested shall be deemed to have matured on the date of expiry of the approved leave of absence. Notwithstanding the foregoing, in no event shall an approved leave of absence result in Appreciation Units surviving beyond the respective maturity or Maturity Date.

(f)	Retirement at age 65. In the event the employment of a Grantee with a Participating Company is terminated by reason of retirement at age 65, all Appreciation Units under this 2013 Plan shall continue as if the Grantee had not retired and the Grantee shall be deemed to be an Employee for the purposes of this 2013 Plan.

(g)	Minimum Hours of Work. Subject to the forgoing and except as expressly approved by the Board in its sole discretion and subject to the laws of the jurisdiction in which the Grantee is employed, in the event that the number of hours worked per week of a Grantee with a Participating Company, reduces or is reduced to less than twenty-five (25) total hours per week on regular basis, such Grantee shall be considered as a terminated employee.

(h)	Reduction in Hours of Work. In the event that the hours of work of a Grantee with a Participating Company is reduced by reason of a request from the Grantee, unvested Appreciation Units under this 2013 Plan may be terminated in whole or in part, at the sole discretion of the Company by notice to the Grantee, from the effective date of the Grantee’s reduction in hours of work. Appreciation Units that have been reduced under this section 10(h) may not be reinstated at a later date if the Grantee’s hours of work are subsequently increased.

11.	Forfeiture Conditions

Unless otherwise provided in an Award Agreement all rights of a Grantee to Appreciation Units shall be forfeited on a termination for “cause”. “Cause” shall include engaging in an activity that is detrimental to the Company including, without limitation, criminal activity, failure to carry out the duties assigned to the Grantee as a result of incompetence or wilful neglect, conduct casting such discredit on the Company as in the opinion of the Board justifies termination or forfeiture of the Award, or such other reasons, including the existence of a conflict of interest, as the Board may determine. “Cause” is not limited to events that have occurred prior to the Grantee’s termination of service, nor is it necessary that the Board’s finding of “cause” occur prior to such termination. If the Board determines, subsequent to a Grantee’s termination of service but prior to the exercise of any rights under an Award, that either prior or subsequent to the Grantee’s termination the Grantee engaged in conduct that would constitute “cause”, then the rights with respect to an Award shall be forfeited.

12.	Compliance with Securities Laws

The grant of an Award and grant of Appreciation Units shall be subject to compliance with (i) applicable federal, provincial and state laws and regulations, including Securities Laws, (ii) all applicable listing requirements of any national securities or stock exchange or national market system on which the Shares are then listed or quoted, and (iii) Company counsel’s approval of all other legal matters in connection with the delivery of such Appreciation Units.

13.	Status of Awards and Appreciation Units

Any Awards and Appreciation Units shall not be considered a security of the Company and any Grantee shall not be entitled to any rights as a securityholder in the Company.

14.	Terminating Transactions

Except as otherwise provided herein, all Appreciation Units outstanding under this 2013 Plan shall accelerate and be deemed to have been earned on the completion of a Terminating Transaction in which event all Appreciation Units shall be exercisable at the same value as the Shares held by shareholders are valued in the Terminating Transaction. Grantees may exercise their Appreciation Units in the manner as provided herein by notice to the Company effective on the date of completion of the Terminating Transaction. Upon consummation of any such event, this 2013 Plan shall terminate.

15.	Taxes

The Board shall make such provisions and take such steps as it deems necessary or appropriate for the withholding of any federal, provincial, state, local and other tax required by law to be withheld by the Company with respect to payments of Appreciation Units pursuant to this 2013 Plan. As a condition of a grant or exercise or redemption of any Appreciation Units or payment thereof on maturity, a Grantee (or the Grantee’s beneficiary or legal representative) will pay to the appropriate Participating Company any amount required to be withheld, or to execute such other documents as the Board deems necessary or desirable in connection with the satisfaction of any applicable withholding obligation.

16.	Employment Rights

Neither the adoption of this 2013 Plan nor the making of any Awards shall confer upon any Grantee any right to continue as an Employee, officer or director of any Participating Company or affect in any way the right of any Participating Company to terminate the Employee at any time. Except as otherwise specifically provided by the Board in any particular case, the loss of existing or potential profit in Appreciation Units under this 2013 Plan shall not constitute an element of damages in the event of termination of the relationship of a Grantee, unless the termination is in violation of an obligation of the Company to the Grantee under a written agreement of employment.

17.	Corporate Action

Nothing contained in this 2013 Plan or in an Award Agreement shall be construed so as to prevent any Participating Company from taking corporate action which is deemed by the Company or the Participating Company, acting in good faith, to be appropriate or in its best interest, whether or not such action would have an adverse effect on this 2013 Plan or any outstanding Award, provided that the Company shall not undertake any such corporate action with the intent to adversely prejudice any outstanding Award.

18.	Amendment or Termination of 2013 Plan

(a)	Neither the adoption of this 2013 Plan nor the making of any Awards shall affect the Company’s right to grant options under the Stock Option Plan or otherwise, outside of this 2013 Plan to any Person that is not subject to this 2013 Plan, to issue to such Persons Shares as a bonus or otherwise, or to adopt other plans or arrangements under which Shares may be issued.

(b)	With the consent of the Grantee, the Board may at any time cancel an existing Award or Appreciation Units in whole or in part and make any other Award or Appreciation Units as the Board specifies. No amendment of this 2013 Plan or the Appreciated Units granted shall materially adversely affect the rights of any Grantee (without the Grantee’s consent) under any outstanding Award or Appreciation Units held.

(c)	Subject to 18(e), the Board may, in its sole discretion, at any time and from time to time: (i) amend or suspend this 2013 Plan in whole or in part, (ii) amend or discontinue any Appreciation Units granted under this 2013 Plan, and (iii) terminate this 2013 Plan, without prior notice to or approval by any Grantees or shareholders of the Company. Without limiting the generality of the foregoing, the Board may:

(i)	amend the definition of “Grantee” or the eligibility requirements for participating in this 2013 Plan, where such amendment would not have the potential of broadening or increasing Insider participation;

(ii)	amend the manner in which Grantees may elect to exercise any Appreciation Units;

(iii)	amend the provisions of this 2013 Plan relating to the Appreciation Units and the dates for the exercise of the same;

(iv)	make any amendment which is intended to ensure compliance with tax, securities and other laws applicable thereto and the requirements of the Stock Exchange;

(v)	make any amendment which is intended to provide additional protection to shareholders of the Company (as determined at the discretion of the Board);

(vi)	make any amendment which is intended to remove any conflicts or other inconsistencies which may exist between any terms of this 2013 Plan and any provisions of any tax, securities and other laws applicable thereto and the requirements of the Stock Exchange;

(vii)	make any amendment which is intended to cure or correct any typographical error, ambiguity, defective or inconsistent provision, clerical omission, mistake or manifest error;

(viii)	make any amendment which is not expected to materially adversely affect the interests of the shareholders of the Company; and

(ix)	make any amendment which is intended to facilitate the administration of this 2013 Plan.

(d)	No amendment may be made to this 2013 Plan or any Appreciation Unit to change the Base Price or the determination of the AU Value.

(e)	No modification or amendment of the following provisions of this 2013 Plan shall be effective unless and until the Company has obtained the approval of the shareholders of the Company in accordance with the rules and policies of the Stock Exchange:

(i)	the number of Shares reserved for issuance under this 2013 Plan (including a change from a fixed maximum number of Shares to a fixed maximum percentage of Shares);

(ii)	the definition of “Grantee” or the eligibility requirements for participating in this 2013 Plan, where such amendment would have the potential of broadening or increasing Insider participation, including permitting any independent directors of a Participating Company to be Grantees;

(iii)	the extension of any right of a Grantee under this 2013 Plan beyond the date on which such right would originally have matured; and

(iv)	the terms of Section 18(c), 18(d) or 18(e).

(f)	No amendment, suspension or discontinuance of this 2013 Plan or of any granted Appreciation Unit may contravene the requirements of the Stock Exchange or any securities commission or regulatory body to which this 2013 Plan or the Company is now or may hereafter be subject.

(g)	If the Board terminates this 2013 Plan, no new Appreciation Units (other than Appreciation Units that have been granted but vest subsequently pursuant to Section 7(b)) will be credited to the AU Account of a Grantee, but previously credited (and subsequently vesting) Appreciation Units shall be exercised in accordance with the terms and conditions of this 2013 Plan existing at the time of termination. The Plan will finally cease to operate for all purposes when the last remaining Grantee receives the consideration payable on exercise for all Appreciation Units recorded in the Grantee’s AU Account. Termination of this 2013 Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Appreciation Units granted under this 2013 Plan prior to the date of such termination.

19.	Compliance with Laws

(a)	The administration of this 2013 Plan, including the Company’s issuance of any Appreciation Units or its obligation to make any payments or issuances of securities in respect thereof, shall be subject to and made in conformity with all laws applicable thereto;

(b)	Each Grantee shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in this 2013 Plan) that the Grantee shall, at all times, act in strict compliance with this 2013 Plan and all applicable laws, including, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

(c)	Any such amendment, suspension, or termination shall not adversely affect the Appreciation Units previously granted to a Grantee at the time of such amendment, suspension or termination, without the consent of the affected Grantee.

20.	Stock Exchange and Other Approvals

Notwithstanding the provisions of Section 7(d) hereof, the issue of any Shares from treasury and the reservation of any Shares for issue under this 2013 Plan shall require the prior approval of this 2013 Plan by the Stock Exchange and the prior approval of the shareholders of the Company pursuant to the rules of the Stock Exchange, which must be obtained by the Company. No Shares shall be issuable from treasury under this 2013 Plan until such approvals have been obtained.

21.	General Provisions

(a)	Non-Transferability of Appreciation Units. No Appreciation Unit may be transferred, encumbered, pledged or alienated in any way other than by will or by the laws of succession, and during a Grantee’s lifetime an Appreciation Unit may be exercised only by the Grantee.

(b)	Titles and Headings. Titles and headings of sections of this 2013 Plan are for convenience of reference only and shall not affect the construction of any provision of this 2013 Plan.

(c)	Time. If the time for any action to be taken hereunder or any notice given falls or is given on a Saturday, Sunday or a holiday in British Columbia, the action taken or notice given shall be deemed to have occurred or been given on the next day following the date that is not a holiday.

(d)	Governing Law. This 2013 Plan shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the Province of British Columbia and the federal laws of Canada applicable therein.

(e)	Severability. If any provision of this 2013 Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

This 2013 Plan was duly adopted by the Board of Directors of the Company as of November 2, 2012 and amended February 25, 2015.

“Gordon Thiessen”
Gordon D. Thiessen Corporate Secretary